Exhibit 21.1
Direct and Indirect Subsidiaries of KBS Strategic Opportunity REIT II, Inc.
KBS SOR non-US Properties II LLC
KBS Strategic Opportunity Limited Partnership II
KBS Strategic Opportunity Holdings II LLC
KBS SOR II Debt Holdings II LLC
KBS SOR II Debt Holdings II X LLC